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                                                                      EXHIBIT 99

                                                         [LOGO OF BELL ATLANTIC]

NEWS RELEASE




FOR IMMEDIATE RELEASE                   Contact:
March 1, 2000                           Susan Kraus
                                        212-395-2355
                                        susan.kraus@bellatlantic.com
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                            Bell Atlantic Announces
                         Common Stock Buyback Program


     NEW YORK - Bell Atlantic Corp. (NYSE:BEL) announced today that its board of directors has authorized a new share buyback program through which the company may repurchase up to 80 million shares of its common stock.

     Approximately 1.55 billion shares of Bell Atlantic common stock were outstanding as of Dec. 31, 1999.

     "Our strong cash flow and our financial flexibility enable us to take advantage of a unique buying opportunity while we continue to invest aggressively in strengthening our core business and capturing new opportunities in wireless, data and long distance," said Bell Atlantic Chairman and CEO Ivan Seidenberg. "Our repurchase and investment programs both have the same purpose: to create and deliver shareowner value."

     Under the program, Bell Atlantic will repurchase shares over time in the open market, with the amount and timing of repurchases depending on market conditions. The shares acquired will be held in the treasury for future corporate use.

     This program will be initiated and conducted in a manner consistent with Bell Atlantic's use of pooling-of-interests accounting and other terms of the pending Bell Atlantic-GTE merger.

     The board also rescinded a previous authorization to repurchase from time to time up to $1.4 billion in company shares over a two-year period that ends Sept. 30, 2000. Approximately $310 million of that authorization remained.
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Bell Atlantic News Release, page 2

     Bell Atlantic is at the forefront of the new communications and information industry. With 44 million telephone access lines and 12 million wireless customers worldwide, Bell Atlantic companies are premier providers of advanced wireline voice and data services, market leaders in wireless services and the world's largest publishers of directory information. Bell Atlantic companies are also among the world's largest investors in high-growth global communications markets, with operations and investments in 23 countries.

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